Exhibit 99.4

RISK FACTORS

You should carefully consider the risk factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 28, 2017 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended March 31, 2017, filed with the SEC on May 15, 2017. The risk factors set forth below related to our business and financial position following consummation of the Transactions, supplement or amend those risk factors, as applicable. The occurrence of any one or more of these risks could materially harm our business, operating results, financial condition and prospects. These risks and uncertainties could also cause actual results to differ materially and adversely from those expressed or implied by forward-looking statements that we make from time to time.

Risks Related to our Business

Our business operations and financial position could be adversely affected as a result of our substantial indebtedness and other payment obligations.

Immediately after the closing of the Transactions, which is expected to occur on July 21, 2017, we expect to have approximately $333.6 million aggregate principal amount of debt outstanding, consisting of approximately $36.2 million aggregate principal amount of our 4.25%/5.25% Exchangeable Senior Notes due 2022 (the “Exchangeable Notes”) issued pursuant to a new indenture, under which PIPL is the issuer and Pernix Therapeutics Holdings, Inc. (“Pernix” or the “Company”) and its other subsidiaries are the guarantors with Wilmington Trust, National Association, as trustee, approximately $78.2 million aggregate principal amount of our 4.25% Convertible Notes due 2021, approximately $189.6 million aggregate principal amount of our 12% Senior Secured Notes due 2020, approximately $14 million outstanding under our new five-year $40 million asset-based revolving credit facility (the “New ABL Facility”) and approximately $30.0 million aggregate principal amount outstanding under PIPL’s new term loan credit agreement with Cantor Fitzgerald Securities, as agent and the lenders party thereto (the “Term Credit Agreement”) (the Term Credit Agreement together with the New ABL Facility are hereinafter referred to as the “credit facilities”). In addition, we will have the ability to borrow up to an additional $15.0 million under the Term Credit Agreement for certain specified purposes, including future acquisitions, subject to conditions set forth in the Term Credit Agreement, and up to an additional approximately $26 million under the New ABL Facility, subject to borrowing base capacity and the conditions set forth in the New ABL Facility. We will also owe immediately after the closing of the Transactions approximately $6.75 million to GSK pursuant to the Interim Settlement Agreement between Pernix and its wholly owned subsidiary Pernix Ireland Limited and Glaxo Group Limited, GlaxoSmithKline LLC, GlaxoSmithKline Intellectual Property Holdings Limited, and GlaxoSmithKline Intellectual Property Management Limited, as amended by Amendment No. 2 to the Interim Settlement Agreement. This significant indebtedness and other payment obligations could have important consequences. For example, it may:

•	make it difficult for us to satisfy our obligations under our outstanding notes and our other indebtedness and contractual and commercial commitments;

•	require us to seek Chapter 11 bankruptcy protection;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	restrict us from making strategic acquisitions, entering new markets or exploiting business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have proportionally less debt;

•	limit our ability to borrow additional funds and/or leverage our cost of borrowing; and

•	decrease our ability to compete effectively or operate successfully under adverse economic and industry conditions.

In the event our capital resources are otherwise insufficient to meet future capital requirements and operating expenses, we may seek to finance our cash needs through public or private equity or debt financings, strategic relationships, including the divestiture of non-core assets, assigning receivables, milestone payments or royalty rights, or other arrangements. Securing additional financing will require a substantial amount of time and attention from our management and may divert a disproportionate amount of its attention away from our day-to-day activities, which may adversely affect our management’s ability to conduct our day-to-day operations. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital when required or on acceptable terms, we may be required to:

•	sell our business or all or substantially all of our assets to one or more third parties;

•	seek Chapter 11 bankruptcy protection;

•	significantly delay, scale back or discontinue the development or commercialization of our products and product candidates;

•	seek collaborators for one or more of our current or future products or product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; or

•	relinquish or license on unfavorable terms, our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves.

Additional equity or debt financing, or corporate collaboration and licensing arrangements, may not be permissible under the indentures governing our outstanding notes or the covenants in the agreements governing our credit facilities, or otherwise available on acceptable terms, if at all. Additional equity financing will be dilutive to stockholders, and debt financing, if available, may involve additional restrictive covenants. In addition, if we raise additional funds through collaborations or other strategic transactions, it may be necessary to relinquish potentially valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us.

Exchange of the Exchangeable Notes and conversion of the Convertible Notes may dilute the ownership interest of existing stockholders.

Subject to certain contractual restrictions, holders of the Exchangeable Notes and the 4.25% Convertible Senior Notes due 2021 (the “Convertibles Notes”) will be entitled to exchange or convert, respectively, the Exchangeable Notes or the Convertible Notes for shares of our common stock at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the Exchangeable Notes or the Convertible Notes, respectively. The exchange of some or all of the Exchangeable Notes or the conversion of some or all of the Convertible Notes will dilute the ownership interests of existing stockholders. If Holders of the Exchangeable Notes were to exchange all of the outstanding Exchangeable Notes (not taking into account the potential for capitalization of interest or additional interest or changes to the exchange price), we would need to deliver approximately 6,589,545 shares of our common stock to settle the exchange, which would result in significant dilution to existing stockholders. If Holders of the Convertible Notes were to exchange all of the outstanding Convertible Notes, we would need to deliver approximately 682,145 shares of our common stock to settle the conversion, which would result in additional dilution to existing stockholders. Any sales in the public market of any shares of our common stock issuable upon such exchange or conversion could adversely affect prevailing market prices of our common stock.

We may not be able to continue to grow through acquisitions of businesses and assets.

We have sought growth largely through acquisitions, including the acquisitions of Zohydro ER product line in 2015, the rights to Treximet intellectual property in 2014, Pernix Sleep in 2013 and Cypress in 2012.  As part of our ongoing expansion strategy, we plan to make additional strategic acquisitions of assets and businesses.  However, the indentures governing the Exchangeable Notes, the Convertible Notes and the 12% Senior Secured Notes due 2020 (the “Treximet Secured Notes”) and the agreements governing our credit facilities will contain restrictive covenants, which include, among other things, restrictions on the incurrence of indebtedness, as well as certain consolidations, acquisitions, mergers, purchases or sales of assets and capital expenditures, subject to certain exceptions and permissions limited in scope and dollar value, among other things. For additional information see the notes to our audited consolidated financial statements for the years ended December 31, 2016 and 2015 contained in Part II, Item 8 of this Annual Report on Form 10-K.  We cannot assure you that acquisitions will be available on terms attractive to us. Moreover, we cannot assure you that such acquisitions will be permissible under indentures governing our outstanding notes and the covenants in the agreements governing our credit facilities or that we will be able to arrange financing on terms acceptable to us or to obtain timely federal and state governmental approvals on terms acceptable to us, or at all.

Despite our significant level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial leverage.

We may be able to incur substantial additional indebtedness in the future. Although certain of our agreements, including the agreements governing our credit facilities and the indentures governing the Exchangeable Notes, the Convertible Notes and the Treximet Secured Notes, will limit our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to waiver and a number of qualifications and exceptions and, under certain circumstances, debt incurred following receipt of a waiver or in compliance with these restrictions could be substantial. Among other things, upon the closing of the Transactions, we will have the ability to borrow up to an additional $15.0 million under the Term Credit Agreement for certain specified purposes, including future acquisitions, subject to conditions set forth in the Term Credit Agreement, and an additional approximately $26 million under the New ABL Facility, subject to borrowing base capacity and the conditions set forth in the New ABL Facility. In addition, the Term Credit Agreement will include an incremental feature that allows us, with the consent of the requisite lenders under the Term Credit Agreement, to obtain up to an additional $20 million in term loan commitments from new or existing lenders under the Term Credit Agreement that agree to provide such commitments. To the extent that we incur additional indebtedness, the risks associated with our substantial leverage described herein, including our possible inability to service our debt, would increase.

Our debt service obligations may adversely affect our cash flow.

A high level of indebtedness increases the risk that we may default on our debt obligations. We may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. If we are unable to generate sufficient cash flow to pay the interest on our debt, we may have to delay or curtail our operations.

Our ability to generate cash flows from operations and to make scheduled payments on our indebtedness will depend on our future financial performance. Our future financial performance will be affected by a range of economic, competitive and business factors that we cannot control, such as those risks described in this section.  A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our indebtedness we will be forced to adopt an alternative strategy that may include actions such as reducing capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital, or seeking Chapter 11 Bankruptcy Court protection.

These alternative strategies may not be effected on satisfactory terms, if at all, and they may not yield sufficient funds to make required payments on our indebtedness.

If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which may allow our creditors at that time to declare outstanding indebtedness to be due and payable, which would in turn trigger cross-acceleration or cross-default rights between the relevant agreements.

In addition, the borrowings under our credit facilities will bear interest at variable rates and other debt we incur could likewise be variable-rate debt. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed thereunder remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.

The indentures governing the Exchangeable Notes, the Convertible Notes and the Treximent Secured Notes and the covenants in the agreements governing our credit facilities impose significant operating and/or financial restrictions on us and our subsidiaries that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The indentures governing the Exchangeable Notes, the Convertible Notes and the Treximet Secured Notes and the agreements governing our credit facilities will contain covenants that restrict our and our subsidiaries’ ability to take various actions, such as:

•	incur additional debt;
•	pay dividends and make distributions on, or redeem or repurchase, our capital stock;
•	make certain investments, purchase certain assets or other restricted payments;

•	sell assets, including in connection with sale-leaseback transactions;
•	create liens;

•	enter into transactions with affiliates;

•	make lease payments that exceed a specified amount; and

•	merge, consolidate or transfer all or substantially all of their assets.

In addition, the terms of the Treximet Secured Notes require us to maintain a minimum liquidity of $8.0 million at all times and the terms of the New ABL Facility will require us to maintain unrestricted minimum liquidity of $7.5 million at all times. In order to maintain minimum liquidity, we must maintain cash or the availability to borrow cash under the New ABL Facility in a combined amount of no less than the minimum liquidity set forth in the Treximet Secured Notes indenture and the New ABL Facility.

Upon the occurrence of a fundamental change, as described in the indenture governing the Existing Convertible Notes, holders of the Existing Convertible Notes may require us to repurchase for cash all or part of their Existing Convertible Notes at a repurchase price equal to 100% of the principal amount of the Existing Convertible Notes to be repurchased, plus accrued and unpaid interest.  If a holder elects to convert its 4.25% Convertible Notes for shares in excess of the conversion cap, as described in the indenture governing the 4.25% Convertible Notes, we will be obligated to deliver cash in lieu of any share that was not delivered on account of such limitation.  However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of the 4.25% Convertible Notes surrendered therefor in connection with a fundamental change or payments of cash on 4.25% Convertible Notes converted in excess of the conversion cap. In addition, our ability to repurchase the 4.25% Convertible Notes or to pay cash upon conversions of the 4.25% Convertible Notes may be limited by law, by regulatory authority or by agreements governing our indebtedness. Our failure to repurchase the 4.25% Convertible Notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the 4.25% Convertible Notes as required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our other outstanding indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the 4.25% Convertible Notes or make cash payments upon conversions as required by the indenture.

Upon the occurrence of a fundamental change, as described in the indenture governing the Exchangeable Notes, holders of the Exchangeable Notes may require us to repurchase for cash all or part of Exchangeable Notes at a repurchase price equal to 100% of the capitalized principal amount of the Exchangeable Notes to be repurchased, plus accrued and unpaid interest.  However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of the Exchangeable Notes surrendered therefor in connection with a fundamental change. In addition, our ability to repurchase the Exchangeable Notes or to pay cash upon conversions of the Exchangeable Notes may be limited by law, by regulatory authority or by agreements governing our indebtedness. Our failure to repurchase the Exchangeable Notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the Exchangeable Notes as required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our other outstanding indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Exchangeable Notes or make cash payments upon conversions as required by the indenture.

Our ability to comply with these covenants will likely be affected by many factors, including events beyond our control, and we may not satisfy those requirements. Our failure to comply with our debt-related obligations could result in an event of default under the particular debt instrument, which could permit acceleration of the indebtedness under that instrument and, in some cases, the acceleration of our other indebtedness, in whole or in part.

These restrictions will also limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans and adversely affect our ability to finance our operations, enter into acquisitions or to engage in other business activities that would be in our interest.

Our ability to borrow under the New ABL Facility will be limited by the amount of our borrowing base. Any negative impact on the elements of our borrowing base, such as accounts receivable and inventory or an imposition of a reserve against our borrowing base, which Cantor Fitzgerald Securities has the authority to do in its sole discretion, could reduce our borrowing capacity under the New ABL Facility.

Changes to our Board of Directors may impact our ability to compete effectively and profitably and could result in a change in our strategy.

In the Exchange Agreement that we entered into in July 2017 with certain holders of our Convertible Notes, we agreed to conduct a search for up to three new directors with relevant expertise to our business and facilitate the selection and appointment of such individuals to our Board of Directors within 90 days after July 21, 2017, which was the closing date of the Exchange Agreement. The ability of these new directors to quickly expand their knowledge of our business plans, operations and strategies and our products will be critical to their ability to make informed decisions about our strategy and operations, particularly given the competitive environment in which our business operates and the need to quickly adjust to trends and advancements in our industry. If these new directors are not sufficiently informed to make such decisions, our ability to compete effectively and profitably could be adversely affected. In addition, we have not yet identified any such directors, and we cannot predict whether they would implement any changes to our strategy or business plan and whether any such change would be successful.

Our April 2015 acquisition of Zohydro ER and the August 2014 acquisition of the rights to Treximet intellectual property and our strategy of obtaining, through asset acquisitions and in-licenses, rights to other products and product candidates for our development pipeline and to proprietary drug delivery and formulation technologies for our life cycle management of current products may not be successful.

We acquired the rights to Zohydro ER in April 2015 and Treximet intellectual property in August 2014 and from time to time we may seek to engage in additional strategic transactions with third parties to acquire rights to other pharmaceutical products, pharmaceutical product candidates in the late stages of development and proprietary drug delivery and formulation technologies. Because we do not have discovery and research capabilities, the growth of our business will depend in significant part on our ability to acquire or in-license additional products, product candidates or proprietary drug delivery and formulation technologies that we believe have significant commercial potential and are consistent with our commercial objectives. However, we may be unable to license or acquire suitable products, product candidates or technologies from third parties for a number of reasons.

The licensing and acquisition of pharmaceutical products, product candidates and related technologies is a competitive area. A number of more established companies are also pursuing strategies to license or acquire products, product candidates and drug delivery and formulation technologies, which may mean fewer suitable acquisition opportunities for us as well as higher acquisition prices. Many of our competitors have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.

Other factors that may prevent us from licensing or otherwise acquiring suitable products, product candidates or technologies include:

•	we may be unable to license or acquire the relevant products, product candidates or technologies on terms that would allow us to make an appropriate return on investment;

•	companies that perceive us as a competitor may be unwilling to license or sell their product rights or technologies to us;

•	we may be unable to identify suitable products, product candidates or technologies within our areas of expertise;

•	we may have inadequate cash resources or may be unable to obtain financing to acquire rights to suitable products, product candidates or technologies from third parties; and

•	we may be restricted from licensing or otherwise acquiring suitable products due to restrictions contained in the indentures governing the Exchangeable Notes, the Convertible Notes and the Treximet Secured Notes and the restrictions contained in the covenants in the agreements governing our credit facilities.

If we are unable to successfully identify and acquire rights to products, product candidates and proprietary drug delivery and formulation technologies and successfully integrate them into our operations, we may not be able to increase our revenues in future periods, which could result in significant harm to our financial condition, results of operations and development prospects.

If we fail to successfully manage any acquisitions, our ability to develop our product candidates and expand our product pipeline may be harmed.

Our failure to adequately address the financial, operational or legal risks of any acquisitions or in-license arrangements could harm our business. Financial aspects of these transactions that could alter our financial position, reported operating results or stock price include:

•	use of cash resources;

•	higher than anticipated acquisition costs and expenses;

•	potentially dilutive issuances of equity securities;

•	the incurrence of debt and contingent liabilities, impairment losses or restructuring charges;

•	large write-offs and difficulties in assessing the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount that must be amortized over the appropriate life of the asset; and

•	amortization expenses related to other intangible assets.

Operational risks that could harm our existing operations or prevent realization of anticipated benefits from these transactions include:

•	challenges associated with managing an increasingly diversified business;

•	disruption of our ongoing business;

•	difficulty and expense in assimilating the operations, products, technology, information systems or personnel of the acquired company;

•	diversion of management's time and attention from other business concerns;

•	entry into a geographic or business market in which we have little or no prior experience;

•	inability to maintain uniform standards, controls, procedures and policies;

•	the assumption of known and unknown liabilities of the acquired business or asset, including intellectual property claims; and

•	subsequent loss of key personnel.

If we are unable to successfully manage our acquisitions, our ability to develop and commercialize new products and continue to expand our product pipeline may be limited.

Risks Related to Commercialization

Changes in laws, regulations and policies applicable to the market for opioid products, may adversely affect our business, financial condition and results of operations.

The manufacture, marketing, sale, promotion and distribution of Zohydro ER are subject to comprehensive government regulations. Changes in laws and regulations applicable to the market for opioid products, including Zohydro ER, could potentially affect our business. For instance, federal, state and local governments have recently given increased attention to the public health issue of opioid abuse.

At the federal level, the White House Office of National Drug Control Policy continues to coordinate efforts between the U.S. Food and Drug Administration, or the FDA, the U.S. Drug Enforcement Agency, or the DEA, and other agencies to address this issue. The FDA recently requested that Endo International plc, or Endo, withdraw Opana® ER, one of its opioid pain medications, from the market due to the public health consequences of abuse (even when taken at recommended doses) associated with the use of Endo’s product. Endo has voluntarily complied with the FDA’s removal request. In publicly announcing the request, the FDA noted that it would take similar regulatory action with regard to other opioid products if the risks for abuse outweighed the product’s potential benefits. The FDA also recently revised the “black-box” warnings required in the labeling of opioid paid medications, including Zohydro ER, that highlight the risk of misuse, abuse, addiction, overdose and death. The DEA continues its efforts to hold manufacturers, distributors, prescribers and pharmacies accountable through various enforcement actions, as well as the implementation of compliance practices for controlled substances. In addition, the Centers for Disease Control and Prevention, or CDC, in 2016 issued national, non-binding guidelines on the prescribing of opioids, providing recommended considerations for primary care providers when prescribing opioids, including specific considerations and cautionary information about opioid dosage increases and morphine milligram equivalents. Certain payors are, or are considering, adopting these CDC guidelines, as well as putting other restrictions on the prescribing of opioid pain medications. Additionally, there have been calls, including by President Trump during the 2016 presidential campaign and more recently by members of Congress, for the DEA to restrict the amount of opioids that can be manufactured in the United States.

Recent federal activity includes President Trump’s establishing a commission to make recommendations regarding new laws and policies to combat opioid addiction and abuse; Mallinckrodt’s $35 million settlement with the Justice Department regarding allegations that the company failed to report signs that large quantities of its highly addictive oxycodone pills were diverted to the black market in Florida; and the FDA’s announced intention to extend to immediate-release opioids the Risk Evaluation and Mitigation Strategy, or REMS, currently imposed on extended-release opioids, such as Zohydro ER. At the state and local level, a number of states and major cities have brought separate lawsuits against various pharmaceutical companies marketing and selling opioid based pain medications, alleging misleading or otherwise improper promotion of opioid drugs to physicians and consumers. In addition, the attorneys general from several states have announced the launch of a joint investigation into the marketing and sales practices of drug companies that manufacture opioid pain medications.

These initiatives and other changes and potential changes in laws, regulations and policies, including those that have the effect of reducing the overall market for opioids or reducing the prescribing of opioids, could adversely affect our business, financial condition and results of operations.

Risks Related to Our Financial Position

We may need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs, commercialization efforts or acquisition strategy.

We make significant investments in our currently-marketed products for sales, marketing, and distribution. We have used, and expect to continue to use, revenue from sales of our marketed products to fund acquisitions (at least partially), for development costs and to establish and expand our sales and marketing infrastructure.

Our future capital requirements will depend on many factors, including:

•	our ability to successfully integrate the operations of newly acquired businesses and assets into our product portfolio;

•	the level of product sales from our currently marketed products and any additional products that we may market in the future;

•	the extent to which we acquire or invest in products, businesses and technologies;

•	the scope, progress, results and costs of clinical development activities for our product candidates;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the number of, and development requirements for, additional product candidates that we pursue;

•	the costs of commercialization activities, including product marketing, sales and distribution;

•	the extent to which we choose to establish additional collaboration, co-promotion, distribution or other similar arrangements for our products and product candidates; and

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property related claims.

We intend to obtain any additional funding we require through public or private equity or debt financings, strategic relationships, including the divestiture of non-core assets, assigning receivables, milestone payments or royalty rights, or other arrangements and we cannot assure such funding will be available on reasonable terms, or at all. Additional equity financing will be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. In addition, if we raise additional funds through collaborations or other strategic transactions, it may be necessary to relinquish potentially valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us.

If our efforts in raising additional funds when needed are unsuccessful, we may be required to delay, scale-back or eliminate plans or programs relating to our business, relinquish some or all rights to our products or renegotiate less favorable terms with respect to such rights than we would otherwise choose or cease operating as a going concern. In addition, if we do not meet our payment obligations to third parties as they come due, we may be subject to litigation claims. Even if we were successful in defending against these potential claims, litigation could result in substantial costs and be a distraction to management, and may result in unfavorable results that could further adversely impact our financial condition.

If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investments.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We did not make any distributions for the years ended December 31, 2016 and 2015. We are currently investing in our promoted product lines and product candidates and do not anticipate paying dividends in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of the agreements governing our credit facilities and the indentures governing the Exchangeable Notes, the Convertible Notes and the Treximet Secured Notes will prohibit us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.